EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SEMGROUP CORPORATION
SemGroup Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.
This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).

2.Section A and Section B(1) of Article FOURTH of the Certificate of Incorporation are hereby amended and restated in their entirety as follows:
“FOURTH:
A. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ninety-Four Million (194,000,000) shares, consisting of One Hundred Ninety Million (190,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and Four Million (4,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

B. Common Stock.
1. Classes. The Common Stock shall consist solely of (a) 180,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (b) 10,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and collectively, “Class A and Class B Common Stock”). Except as otherwise provided in this Article FOURTH or any amendments thereto, all Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.”

3.	This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

EXHIBIT 3.1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by William H. Gault, its Secretary, this 18th day of May, 2018.

SEMGROUP CORPORATION By: /s/ William H. Gault Name: William H. Gault Title: Secretary